SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 8, 2014

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant's Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On December 8, 2014, Alliance Data Systems Corporation ("Alliance Data"), as borrower, and ADS Alliance Data Systems, Inc., ADS Foreign Holdings, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Data Management, LLC, Comenity LLC, Comenity Servicing LLC and Aspen Marketing Services, LLC, as guarantors, entered into a First Amendment (the "First Amendment") to the Credit Agreement dated as of July 10, 2013 with Wells Fargo Bank, N.A., as administrative agent, and various other agents and lenders (as so amended, the "Amended Credit Agreement").  On December 8, 2014, pursuant to the First Amendment and the Amended Credit Agreement, Alliance Data borrowed incremental term loans in the aggregate principal amount of $1.4 billion.  The new incremental term loans mature on December 8, 2019 and bear interest at the same rates as, and are generally subject to the same terms as, the existing term loans under the Amended Credit Agreement.  Alliance Data intends to use borrowings under the incremental term loans to pay down the revolving credit facility under the Amended Credit Agreement in the amount of $170.0 million and to fund, in part, the cash component of the merger consideration in connection with the closing of the Merger discussed in Item 2.01 below.

The First Amendment, among other things, (i) extends the maturity date of the majority of the existing term loans under the Amended Credit Agreement from July 10, 2018 to December 8, 2019, (ii) sets forth the extended amortization schedule for the extended term loans, (iii) sets forth the amortization schedule for the new incremental term loans, (iv) provides that Alliance Data may elect to optionally prepay non-extended term loans prior to the extended term loans and the new incremental term loans, and (v) further restricts Alliance Data's ability to create certain liens.

The preceding summary of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 10, 2014, Alliance Data completed the acquisition of Conversant, Inc., a Delaware corporation ("Conversant"), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 11, 2014 (the "Merger Agreement"), by and among Alliance Data, Conversant and Amber Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Alliance Data (the "Merger Sub"). At the effective time, as defined in the Merger Agreement, Conversant merged with and into the Merger Sub, with the Merger Sub continuing as the surviving entity and a direct wholly-owned subsidiary of Alliance Data (the "Merger").  Concurrently with the closing of the Merger, Merger Sub changed its name to Conversant LLC.

In the Merger, Alliance Data paid a total of approximately $991.5 million in cash and issued approximately 4,608,630 shares of Alliance Data common stock to former stockholders of Conversant, and will grant equity awards representing approximately 231,354 shares of Alliance Data common stock in respect of the Conversant equity awards converted into Alliance Data equity awards in the Merger.  The estimates provided herein are based on the number of shares of Conversant common stock and equity awards outstanding as of December 9, 2014. The actual cash paid, shares issued and equity awards granted may vary from this estimate depending on the number of shares of Conversant common stock and equity awards ultimately determined to be outstanding immediately prior to the effective time of the Merger. The cash component of the merger consideration was funded by Alliance Data with borrowings under the Amended Credit Agreement. The parties have determined that the Merger is structured as a forward merger for tax considerations.  For additional information regarding the tax consequences resulting from the Merger, see the section entitled "Material U.S. Federal Income Tax Consequences" in the proxy statement/prospectus filed by Alliance Data pursuant to Rule 424(b)(3) on November 4, 2014.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Alliance Data's Current Report on Form 8-K filed with the SEC on September 11, 2014, and is incorporated herein by reference.

A copy of the press release issued by Alliance Data on December 10, 2014 announcing the completion of the Merger is filed herewith as Exhibit 99.1 and is incorporated into this Item 2.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01. Other Events

As disclosed in Item 2.01 above, on December 10, 2014, Alliance Data issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

Any financial statements or pro forma financial information required by Item 9.01 of Form 8-K will be included in an amendment to this Form 8-K by not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.

 (d) Exhibits

Exhibit No.	Document Description

10.1
First Amendment to Credit Agreement, dated as of December 8, 2014, by and among Alliance Data Systems Corporation, as borrower, and certain of its subsidiaries as guarantors, Wells Fargo Bank, N.A., as Administrative Agent and Letter of Credit Issuer, and various other lenders.

99.1	Press Release, dated December 10, 2014, issued by Alliance Data Systems Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: December 10, 2014	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.1
First Amendment to Credit Agreement, dated as of December 8, 2014, by and among Alliance Data Systems Corporation, as borrower, and certain of its subsidiaries as guarantors, Wells Fargo Bank, N.A., as Administrative Agent and Letter of Credit Issuer, and various other lenders.

99.1	Press Release, dated December 10, 2014, issued by Alliance Data Systems Corporation.